UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2018

SEARS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address Of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code: (847) 286-2500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On January 4, 2018, Sears Holdings Corporation (the “Company”), through Sears Roebuck Acceptance Corp. and Kmart Corporation (collectively, the “Borrowers”), entities wholly-owned and controlled, directly or indirectly by the Company, entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) providing for a secured term loan facility (the “Term Loan Facility”) from JPP, LLC and JPP II, LLC, as lenders (collectively, the “Initial Lenders”), with JPP, LLC, serving as administrative and collateral agent (the “Agent”). Mr. Edward S. Lampert, the Company’s Chief Executive Officer and Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc., which controls JPP, LLC and JPP II, LLC.

$100 million was borrowed from the Initial Lenders under the Term Loan Facility on January 4, 2018 and an additional $30 million was borrowed from the Initial Lenders under the Term Loan Facility on January 19, 2018.

On January 29, 2018, the Company, the Borrowers, the Initial Lenders, certain other lenders and the Agent entered into an Amendment to the Term Loan Credit Agreement (the “Amendment”), pursuant to which an additional $20 million was borrowed from the Initial Lenders and a further $60 million was borrowed from certain unaffiliated lenders, bringing the total amount borrowed under the Term Loan Facility to date to $210 million. The Amendment, among other changes, separates the loans under the Term Loan Facility into two tranches.

The Term Loan Facility is guaranteed by the Company and certain of its subsidiaries that guarantee the Company’s other material debt or own material intellectual property. The Term Loan Facility is secured by substantially all of the unencumbered intellectual property of the Company and its subsidiaries, other than intellectual property relating to the Kenmore and DieHard brands, as well as by certain real property interests, in each case subject to certain exclusions.

The Term Loan Facility contains an uncommitted incremental loan feature that, subject to the satisfaction of certain conditions, including the consent of the Agent, would permit up to an additional $90 million to be borrowed and secured by the same collateral as the existing loan under the Term Loan Facility.

The loans under the Term Loan Facility bear interest at a weighted average annual interest rate of LIBOR plus 12.5%, which during the first year must be paid in kind by capitalizing interest. The loans under the Term Loan Facility mature on July 20, 2020. The Company expects to use the proceeds of the Term Loan Facility for general corporate purposes, including the repayment of loans under its ABL credit facility.

No upfront or arrangement fees were paid in connection with the Term Loan Facility. The loans under the Term Loan Facility are prepayable without premium or penalty.

The Term Loan Facility includes certain representations and warranties, indemnities and covenants, including with respect to the condition and maintenance of the intellectual property and real property collateral. The Term Loan Facility has certain events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and bankruptcy or insolvency proceedings. If there is an event of default, the Lenders may declare all or any portion of the outstanding indebtedness to be immediately due and payable, exercise any rights they might have (including against the collateral), and require the Borrowers to pay a default interest rate.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Private Securities Litigation Reform Act of 1995 –

A Caution Concerning Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that these forward-looking statements are subject to risks, uncertainties and assumptions, many of which are beyond its control, that may cause actual results to differ materially from those indicated in the forward-looking statements for a number of reasons, including, without limitation, risks and uncertainties relating to the Amendment. Additional information concerning other factors is contained in the Company’s most recent annual report on Form 10-K and subsequent filings with the SEC. The Company intends these forward-looking statements to speak only as of the time made and, except as required by law, does not undertake to update or revise them as more information becomes available.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Amendment to Term Loan Credit Agreement, dated as of January 29, 2018, among the Company, Sears Roebuck Acceptance Corp. and Kmart Corporation, as borrowers, the subsidiaries of the Company party thereto, the lenders and other entities party thereto, and JPP, LLC, as administrative and collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

Dated: February 1, 2018	By:	/s/ Robert A. Riecker
Robert A. Riecker
Chief Financial Officer